Exhibit 21

SUBSIDIARIES OF PRIVATE BUSINESS, INC.

Private Business Insurance, LLC, a Tennessee corporation

Towne Services, Inc., a Georgia corporation

Forseon Corporation, a Delaware corporation

Captiva Financial Solutions, LLC, a Tennessee corporation

Goldleaf Technologies, Inc., a Delaware corporation

KVI Capital, LLC, a Tennessee corporation